Exhibit 10.b

THE L.S. STARRETT COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1--Introduction. The L.S. Starrett Company Supplemental Executive Retirement Plan is hereby amended and restated as follows, effective January 1, 2009. This Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and shall be interpreted and administered in accordance with such intent.

Section 2--Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required in the context.

“Administrator” means the Company, but the Company has delegated to the Retirement Committee the responsibility to perform such administrative functions under the Plan as are hereinafter specified.

"Company" means The L.S. Starrett Company and any successor thereto.

“Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months because of which a Participant is unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering The L.S. Starrett Company employees.

“Eligible Employee” means the Chief Executive Officer, President, Vice Presidents and Treasurer of the Company and each other key management employee of the Company and its subsidiaries. However, eligibility to participate in the Plan shall at all times be limited so that the Plan qualifies as a plan satisfying the standard set forth in the second sentence of Section 1 and the standard set forth in Section 19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any section or subsection of ERISA include references to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

“Participant” means an Eligible Employee who has been selected by the Board of Directors of the Company to participate in the Plan. No one shall be deemed to have become a Participant prior to July 1, 1996.

“Plan” means The L.S. Starrett Company Supplemental Executive Retirement Plan as set forth herein, and all subsequent amendments hereto.

“Plan Year” means each 12-month period ending on June 30.

"Retirement Committee" means the committee appointed to administer the Retirement Plan under Article 3 of the Retirement Plan.

“Retirement Plan” means The Retirement Plan for Employees of The L.S. Starrett Company as in effect from time to time.

"Separation from Service" means separation from service with the Company and its affiliates within the meaning of Treasury Regulation § 1.409A-1(h).

"Single Sum" means the amount determined pursuant to Section 4 below using the Applicable Mortality Table as defined in Section 417(e) of the Code (or any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section) as of the first day of the plan year in which the Single Sum is calculated, and an interest rate equal to the discount rate disclosed in the Company's financial statements for computing the Plan's pension benefit obligation as of the end of the fiscal year ending prior to the plan year in which the Single Sum is calculated (or such other assumptions and rates as the Company may establish in accordance with section 409A of the Code).

Section 3-- Participation. An Eligible Employee who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains payable to him or her under the Plan. The Board of Directors of the Company may terminate an employee’s participation in the Plan prospectively for any reason, including, but not limited to, the Administrator’s determination that such termination is necessary in order to maintain the Plan as a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Board of Directors may similarly terminate an employee’s participation in the Plan retroactively for any reason, subject to Section 12.

Section 4--Amount of Benefit. This Plan shall provide each Participant with a benefit, payable out of the general assets of the Company, equal to the excess of (i) the benefit to which the Participant would be entitled under the Retirement Plan if the terms of the Retirement Plan were applied without regard to the annual limit on compensation established under section 401(a)(17) of the Code (or any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section) and any corresponding limits within the Retirement Plan, over (ii) the Participant's actual benefit under the Retirement Plan. Such benefit shall be calculated as of the first day of the month following the month in which the Participant's Separation from Service occurs, and converted into a Single Sum as of such date.

Section 5--Form and Timing. The Single Sum shall be paid in a lump sum payment on the first day of the seventh month following the date on which the Participant’s Separation from Service occurs. The Single Sum shall be increased with interest through the date on which payment is made.

Section 6--Vesting. If a Participant has a Separation from Service (i) by reason of termination by the Company for “cause” at any time, or (ii) for any other reason (other than death or Disability) prior to having worked for at least five years for the Company and its subsidiaries, the Participant shall be entitled to no benefit under this Plan. “Cause” shall mean (i) the Participant’s failure to perform, or material negligence in the performance of, his or her duties or responsibilities to the Company or any of its subsidiaries; (ii) fraud, embezzlement, or other material dishonesty with respect to the Company or any of its subsidiaries; or (iii) conduct materially harmful to the business, interests or reputation of the Company or any of its subsidiaries. Participants ineligible for a benefit from the Retirement Plan by reason of insufficient service shall be ineligible for a benefit hereunder.

Section 7--Death Benefits. In the event that a Participant dies before otherwise having Separated from Service, the Participant's beneficiary (determined under the Retirement Plan) shall be entitled to receive a Single Sum equal to the survivor benefit, if any, to which such beneficiary would be entitled under Section 4 above. Such payment shall be made as soon as is reasonably practicable after the date of the Participant’s death, but in all events within 90 days after the date of the Participant’s death. For the avoidance of doubt, if such 90-day period ends in the taxable year following the taxable year in which the Participant’s death occurs, neither the Participant nor any beneficiary shall have the right to designate the taxable year in which the benefits will be distributed.

In the event that a Participant dies after his or her Separation from Service but before the Plan benefit is paid under Section 5 above, his or her beneficiary (determined under the Retirement Plan) shall be entitled to receive the Single Sum that would otherwise have been payable to the Participant, on the date the Participant would have received such payment under Section 5.

Section 8-- Administration. The Administrator shall oversee the administration of the Plan. However, the Board of Directors of the Company shall have final and binding discretionary authority to select Eligible Employees to become Participants in the Plan. The Administrator shall have exclusive and complete discretionary control and authority to interpret the Plan and to administer all aspects of the Plan, including, without limitation, the power: to appoint agents and counsel; to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any person having or claiming to have any interest under the Plan in a manner consistent with Section 9; and to decide all other matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Plan Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. Any individual serving as Administrator, or on a committee acting as Administrator, who is a Participant in the Plan will not vote or act in any manner relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or the Company. The Administrator shall be deemed to be the Plan administrator, except that the responsibility for complying with any reporting and disclosure requirements of ERISA is hereby delegated to the Company’s Treasurer.

Section 9--Claims. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain specific reasons for the denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period; and such person may request a review of his or her claim. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim and of pertinent documents and may submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision, as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

Section 10--Indemnification. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Company or any affiliated entity who serves as the Administrator or as a member of a committee appointed to serve as Administrator, or who assists the Administrator in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liability, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Section 11—No Contract of Employment. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any employee or a consideration for, or an inducement or a condition of employment for, the performances of services by any employee. Participation in this Plan shall not give any person the right to be retained in the employ of the Company or any of its affiliates nor any right or interest in the Plan other than is herein provided. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein.

Section 12—Amendment and Termination. The Company reserves absolutely the right to amend or terminate this Plan at any time by an instrument in writing which has been executed on its behalf by an officer thereof; provided, however, that that the Plan shall only be terminated to the extent and in the manner permitted by section 409A of the Code. No such amendment or termination shall adversely affect the rights of any Participant with respect to the actuarial equivalent of the amount of any benefits payable to him or her as of the date of such amendment or termination. Subject to the foregoing, the Plan may be amended as to active as well as retired or terminated Participants.

Section 13—No Plan Assets. All payment of benefits under the Plan shall be made from the general assets of the Company. The Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. Each Participant and beneficiary will be an unsecured general creditor of the Company with respect to all benefits payable under the Plan. Nothing in this Plan will be construed to give any individual rights to any specific assets of the Company or other person or entity.

Section 14-- Successors. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon its successors and assigns.

Section 15—Non-Alienation. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of the Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign the payment or proceeds which he or she may expect to receive, continently or otherwise, under this Plan. To the extent required by law, the foregoing shall not apply to the payment of benefits under the Plan pursuant to the terms of a qualified domestic relations order within the meaning of Code section 414(p), all as determined by the Administrator in its discretion.

Section 16--Taxes. All distributions from the Plan shall be subject to, and reduced by, applicable tax withholding. To the extent benefits payable under the Plan are determined by the Company to be subject to FICA, Medicare or FUTA tax prior to distribution, the Company in its discretion may withhold the required taxes from other amounts payable to the Eligible Employee or may require the Eligible Employee to pay the required taxes by separate check. To the extent a Participant fails to pay or provide for such taxes as required, the Administrator may suspend the Participant’s participation in the Plan or reduce the benefits payable hereunder.

Section 17--Severability. If any provision of this Plan shall be held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been excluded.

Section 18—Compliance With Law. This Plan is intended to comply with all applicable laws and government regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company’s counsel, such performance would result in the violation of any law or regulation.

Section 19—Application of ERISA. This Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be administered in a manner consistent with that intent.

Section 20--Governing Law. This Plan shall be construed, administered and governed in all respects under and by the laws of The Commonwealth of Massachusetts to the extent not preempted by ERISA.

IN WITNESS WHEREOF, The L.S. Starrett Company has caused this Plan to be executed by its duly authorized officer this 30th day of December, 2008.

THE L.S. STARRETT COMPANY

By:/s/ D. A. Starrett